Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. John F. McCarthy 401-608-8960 jfmccarthy@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Third Quarter 2016 Results
MIDDLETOWN, RI, November 2, 2016 -- KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the third quarter ended September 30, 2016 today. The company will hold a conference call to discuss these results at 10:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Recent KVH Highlights

•	Recently released market data estimates KVH’s share of Ku-band maritime VSAT at 29% of active users, more than double that of our closest competitor.

•	Ramping sales and design wins from customers in the self-driving vehicle market and other autonomous platforms, including drones.

•	Major global maritime fleets choosing our new usage-based airtime plans to take advantage of the fastest speeds on our mini-VSAT Broadbandsm network.

•	Generated cash from operations of $10 million during the third quarter and $19 million for the nine-month period.

•	Content and training showing steady growth on a constant currency basis.
For the third quarter of 2016, our revenues were $45.8 million up 3% from a year ago; our net income was $2.9 million or $0.18 per share, while non-GAAP net income was $4.3 million, or $0.27 per share. During the same period last year, we reported revenues of $44.5 million and a net loss of $0.5 million, or $0.03 per share, and a non-GAAP net income of $1.8 million, or $0.12 per share.
Non-GAAP adjusted EBITDA was $6.7 million for the third quarter of 2016 compared to $4.2 million in the prior year quarter.
“Overall we are pleased with our results for the third quarter, with revenue coming in at the high end of our guidance range, and net income and EPS exceeding our guidance. Our TACNAV® products provided KVH with a strong revenue stream during the quarter and helped to offset the negative impact on revenues of our UK operations, which were adversely affected by the weakness of the British Pound,” said Martin Kits van Heyningen, KVH’s Chief Executive Officer. “Given that we don’t have the anticipated TACNAV orders for Q4 in backlog yet, we are removing them from our Q4 guidance. We still expect these to be awarded and we continue to do work so that we can deliver promptly when we receive the orders.”

Financial Highlights (in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP Results
Revenue	$45.8	$44.5	$132.2	$130.6
Net income (loss)	$2.9	$(0.5)	$(0.7)	$(1.8)
Net income (loss) per diluted share	$0.18	$(0.03)	$(0.05)	$(0.12)

Non-GAAP Results
Net income	$4.3	$1.8	$4.9	$4.9
Net income per share	$0.27	$0.12	$0.31	$0.31
Adjusted EBITDA	$6.7	$4.2	$11.2	$11.5
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Third Quarter Financial Summary
Revenue was $45.8 million for the third quarter of 2016, an increase of 3% compared to $44.5 million in the third quarter of 2015, notwithstanding weakness in the British Pound that negatively impacted revenue in 2016 by $1.2 million or 3%. Third quarter product revenues of $19.0 million were 22% higher than the prior year quarter, primarily due to a 66% year-over-year increase in guidance & stabilization product revenues, partially offset by a decrease in sales of our mobile communication products of 2%. Service revenues for the third quarter of 2016 were $26.8 million, a decrease of 7% compared to the third quarter of 2015. Airtime service revenues, which include mini-VSAT Broadbandsm airtime revenues, were up slightly year-over-year. Our mini-VSAT airtime increased slightly and Inmarsat airtime decreased 17%. Our engineering service revenues declined 75% as a result of the completion of a substantial contract in the first quarter of 2016. In the third quarter of 2015, we provided a significant level of engineering services that pertained to nonstandard products, which were subsequently delivered in the fourth quarter of 2015 and throughout 2016. Content and training revenues, which include our entertainment, e-Learning, and safety content, decreased by 11% in the third quarter of 2016 compared to the third quarter of 2015, however on a constant currency basis, the revenues increased by 3%. British Pound weakness negatively impacted content and training revenues by $1.2 million, or 14%. Our operating expenses decreased $1.3 million year over year to $18.2 million. The key driver was the reduction of incentive compensation, resulting from the lowering of our financial outlook for the remainder of the year.
Nine Months Ended September 30 Financial Summary
For the nine months ended September 30, 2016, revenue was $132.2 million, an increase of 1%, compared to $130.6 million for the nine months ended September 30, 2015. Weakness in the British Pound negatively impacted revenue in 2016 by $2.1 million, or 2%. Product revenues for the 2016 nine-month period of $54.5 million were 11% higher than the comparable period last year, which was driven primarily by a 38% increase in guidance & stabilization product revenues year-over-year, most notably TACNAV product revenues. Service revenues for the 2016 nine-month period of $77.7 million decreased 5% compared to the nine-month period last year. Airtime service revenues in the 2016 nine-month period decreased 1% year-over-year. Our mini-VSAT Broadband airtime revenue increased slightly but was offset by a decrease in Inmarsat airtime revenue of 28%. Engineering service revenue decreased 54% principally due to the previously described third quarter decrease. Content and training revenues decreased by 8%, however on a constant currency basis, the revenue increased by 2%. British Pound weakness negatively impacted content and training revenues by $2.1 million, or 9%.
The company reported a GAAP net loss of $0.7 million for the nine months ended September 30, 2016, or $0.05 per share. During the same period last year, the company recorded a GAAP net loss of $1.8 million, or $0.12 per share. The company recorded non-GAAP net income of $4.9 million, or $0.31 per share, for both the nine months ended September 30, 2016 and the nine months ended September 30, 2015. Non-GAAP adjusted EBITDA was $11.2 million for the nine months ended September 30, 2016 compared to $11.5 million in the same period last year.

Fourth Quarter 2016 Outlook
We are revising our guidance down for 2016 to $174 million to $176 million. Previously the revenue range we predicted for the full year was $190 million to $210 million. We are estimating fourth quarter revenues to be in the range of $42 million to $44 million. Given that we do not have the anticipated TACNAV orders in backlog yet, we are removing them from our fourth quarter guidance. If these orders were to be received and shipped in the fourth quarter, they would add at least $15 million in revenue. Also, a portion of our revenues and costs are denominated in British Pound, and there have recently been significant fluctuations in currency movements relative to the U.S. dollar. Significant changes to currency exchange rates, particularly between the U.S. dollar and British Pound, may have a material impact on our earnings.

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For the fourth quarter of 2016, GAAP net loss per diluted share is expected to be in the range of $(0.06) to $(0.01) and non-GAAP net income per diluted share is expected to be in the range of $0.05 to $0.10. Non-GAAP adjusted EBITDA for the fourth quarter is projected to be in the range of $2.4 million to $3.5 million.

Other Recent Announcements

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We announced that KVH received our 14th National Marine Electronics Association’s (NMEA) 2016 Product of Excellence Award in the satellite communications antenna category for our TracPhone® V3-IP and our 19th Product of Excellence Award in the satellite TV antenna category for our TracVision® line of products.

•	We announced that V.Group renewed its global NEWSlink™ subscription which is KVH Media Group’s daily NEWSlink service supplying more than 500 vessels.

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 10:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will also be available on the company website within three hours of the completion of the call.

Non-GAAP Financial Measures
Provided in this release is non-GAAP financial information, including non-GAAP net income, non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to the condensed financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance and (only in the case of non-GAAP adjusted EBITDA) liquidity. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. KVH believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing performance and when planning, forecasting, and analyzing future periods. KVH believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics used in making operating decisions and because its investors and analysts use them to help assess the health of its business.
Some limitations of non-GAAP adjusted EBITDA, non-GAAP net income (loss), and non-GAAP diluted EPS, include the following:

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Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, and acquisition-related compensation. In the periods presented, there were no charges for acquisition-related expenses (other than acquisition-related compensation) or adjustments resulting from the application of purchase accounting in connection with acquisitions and, accordingly, we have removed these adjustments from the non-GAAP calculation.

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Non-GAAP net income (loss) and basic and diluted EPS exclude amortization of intangibles, stock-based compensation, certain discrete tax items, and acquisition-related compensation. In the periods presented, there were no charges for acquisition-related expenses (other than acquisition-related compensation) or adjustments resulting from the application of purchase accounting in connection with acquisitions and, accordingly, we have removed these adjustments from the non-GAAP calculation.

Other companies, including companies in KVH’s industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Because of these limitations, investors should consider these non-GAAP financial measures together with other financial performance measures, including net income (loss), diluted net income (loss) per share, and KVH’s other financial results presented in accordance with GAAP. See the GAAP to non-GAAP reconciliations below for further details.

About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea and on land and is a leading news, music, entertainment, and training content provider to many industries including maritime, retail, and leisure. KVH Industries is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. KVH is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL. The company’s global presence includes offices in Belgium, Brazil, Cyprus, Denmark, Hong Kong, Japan, India, the Netherlands, Norway, Singapore, and the United Kingdom.

This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, our anticipated revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, seasonal, and other factors, particularly with respect to the TracPhone V-IP series, including with respect to new pricing models; recent increases in airtime termination rates and lower unit sales in our mobile business; increased price and service competition in the mobile communications market; potential increased expenses associated with investments in new technology; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in KVH’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2016. Copies are available through its Investor Relations department and website, http://investors.kvh.com. KVH does not assume any obligation to update its forward-looking statements to reflect new information and developments.
KVH Industries, Inc., has used, registered, or applied to register its trademarks in the USA and other countries around the world, including the following marks: KVH, KVH logo, Azimuth, TracVision, TracPhone, Tri-Americas, CommBox, TACNAV, IP-MobileCast, Videotel, Sailcomp, mini-VSAT Broadband and the mini-VSAT Broadband logo, E·Core, Crewtoo, Muzo, NEWSlink, and the banded, dome-shaped housing of its satellite antennas. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales:
Product	$19,020	$15,622	$54,464	$48,954
Service	26,826	28,833	77,728	81,661
Net sales	45,846	44,455	132,192	130,615
Costs and expenses:
Costs of product sales	11,001	10,275	34,660	32,777
Costs of service sales	13,576	14,454	39,826	41,407
Research and development	3,940	3,472	11,760	10,704
Sales, marketing and support	7,978	7,889	25,870	24,251
General and administrative	6,338	8,159	21,130	23,436
Total costs and expenses	42,833	44,249	133,246	132,575
Income (loss) from operations	3,013	206	(1,054)	(1,960)
Interest income	130	129	353	421
Interest expense	353	363	1,081	1,097
Other (expense) income, net	(56)	(382)	11	654
Income (loss) before income tax (benefit) expense	2,734	(410)	(1,771)	(1,982)
Income tax (benefit) expense	(129)	53	(1,037)	(134)
Net income (loss)	$2,863	$(463)	$(734)	$(1,848)
Net income (loss) per common share:
Basic and diluted	$0.18	$(0.03)	$(0.05)	$(0.12)
Weighted average number of common shares outstanding:
Basic	15,845	15,661	15,798	15,608
Diluted	15,915	15,661	15,798	15,608

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Cash, cash equivalents and marketable securities	$53,783	$45,338
Accounts receivable, net	31,815	43,895
Inventories	21,139	21,589
Other current assets	7,477	4,271
Total current assets	114,214	115,093
Property and equipment, net	37,927	39,900
Goodwill	32,741	36,747
Intangible assets, net	20,080	26,755
Other non-current assets	4,987	3,096
Non-current deferred income taxes	3,747	4,686
Total assets	$213,696	$226,277

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$27,064	$30,959
Deferred revenue	9,281	5,962
Current portion of long-term debt	7,890	6,638
Total current liabilities	44,235	43,559
Other long-term liabilities	1,127	1,391
Non-current deferred tax liability	4,153	5,097
Long-term debt, excluding current portion	52,132	58,054
Stockholders' equity	112,049	118,176
Total liabilities and stockholders' equity	$213,696	$226,277

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss) - GAAP	$2,863	$(463)	$(734)	$(1,848)

Amortization of intangibles	1,145	1,409	3,678	4,170
Stock-based compensation expense	911	958	2,792	2,832
Tax effect on the foregoing	(309)	(326)	(949)	(963)
Discrete tax expense (benefit), net (a)	(286)	64	(255)	79
Acquisition-related compensation	—	194	358	581

Net income - Non-GAAP	$4,324	$1,836	$4,890	$4,851

Net income per common share - Non-GAAP:
Basic and diluted (b)	$0.27	$0.12	$0.31	$0.31
(a) Represents a change in the valuation allowance on a state research and development tax credit, uncertain tax position adjustments, provision to return adjustments, and penalties.
(b) The impact of the change in the deferred income tax asset valuation allowance on the number of diluted shares outstanding did not alter the diluted net income per common share result presented in all periods. As a result, the inconsequential impact to the diluted share number has not been included.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
GAAP net income (loss)	$2,863	$(463)	$(734)	$(1,848)
Income tax (benefit) expense	(129)	53	(1,037)	(134)
Interest expense (income), net	223	234	728	676
Depreciation and amortization (a)	2,835	3,195	9,090	9,427

Non-GAAP EBITDA	5,792	3,019	8,047	8,121
Stock-based compensation expense	911	958	2,792	2,832
Acquisition-related compensation	—	194	358	581

Non-GAAP adjusted EBITDA	$6,703	$4,171	$11,197	$11,534

(a)Includes amortization of intangible assets resulting from acquisitions.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Fourth Quarter	Full Year
	Fiscal 2016 (Projected)	Fiscal 2016 (Projected)

GAAP net loss	$(1.0) - $(0.2)	$(1.7) - $(0.9)

Estimated income tax benefit	$(1.0) - $(0.7)	$(2.0) - $(1.7)
Estimated interest expense, net	$0.2	$0.9
Estimated depreciation and amortization (a)	$3.2	$12.3
Estimated stock-based compensation expense	$1.0	$3.8
Acquisition-related compensation	$0.0	$0.3

Non-GAAP adjusted EBITDA	$2.4 - $3.5	$13.6 - $14.7

(a) Reflects amortization of intangible assets resulting from acquisitions and depreciation of fixed assets.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Fourth Quarter	Full Year
	Fiscal 2016 (Projected)	Fiscal 2016 (Projected)

Net loss per common share	$(0.06) - $(0.01)	$(0.11) - $(0.06)

Estimated amortization of intangibles (a)	$0.07	$0.30
Estimated stock-based compensation expense	$0.06	$0.24
Estimated tax effect	$(0.02)	$(0.09)
Acquisition-related compensation	$0.00	$0.02

Non-GAAP net income per common share	$0.05 - $0.10	$0.36 - $0.41

(a) Includes amortization of intangible assets resulting from acquisitions.

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